Exhibit 99.1

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News Release

HP Appoints Kim Rivera as President,

Strategy and Business Management

PALO ALTO, Calif., December 3, 2018 – HP Inc. (NYSE: HPQ) announced today that Kim Rivera, Chief Legal Officer and General Counsel, has been named President, Strategy and Business Management, effective January 1. She succeeds Interim Chief Operating Officer Cathie Lesjak who previously announced she will retire in early 2019.

Rivera is a proven leader who has spent her career working with Fortune 500 companies across multiple industries managing an array of business, strategy, risk and legal disciplines. She joined HP in 2015, responsible for all aspects of legal, government relations, compliance and ethics. In her expanded role, Rivera will now also lead the company’s Strategy and Business Management organization.

“Since joining HP, Kim has proven herself time and again not only as an expert in legal and policy areas, but as an essential advisor to our business and regional leadership team and Board of Directors. Her understanding of the entire organization combined with her ability to thoughtfully navigate highly complex issues have added tremendous value to our business,” said Dion Weisler, HP President and Chief Executive Officer.

Prior to HP, Rivera held a variety of positions including: Chief Legal Officer and Corporate Secretary for DaVita HealthCare Partners; Chief Compliance Officer and Head of International Legal Services at The Clorox Company; and Chief Litigation Counsel for Rockwell Automation as well as General Counsel for its $2B Automation Controls and Information Group.

Rivera is a recent recipient of the Burton Legends in Law award as well as Harvard Law School’s Center on the Legal Profession Award for Professional Excellence. Her bio is available here.

About HP Inc.

HP Inc. creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP is available at http://www.hp.com.

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